Exhibit 5.2

Please Reply to Las Vegas Office

Writer's email: kstein@nevadafirm.com

April 2, 2019

Board of Directors

China Jo-Jo Drugstores, Inc.

Hai Wai Hai Tongxin Mansion Floor 6

Gong Shu District, Hangzhou City

People’s Republic of China

310008

Re:	China Jo-Jo Drugstores, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

At your requests, we have acted as special Nevada counsel to China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”) and its counsel, Pryor Cashman LLP (“Pryor Cashman”), and have examined the Registration Statement on Form S-3 (as it may be amended from time to time, the “Registration Statement”) to be filed with the Securities and Exchange Commission by the Company, under the Securities Act of 1933, as amended, with respect to the registration of up to $60,000,000 of any combination of (i) common stock, par value $0.001 per share (the “Common Stock”), of the Company, (ii) preferred stock, par value $0.001 per share, of the Company (the “Preferred Stock”), (iii) warrants to purchase Common Stock, Preferred Stock, Debt Securities or Units (as defined below ) (“Warrants”) (iv) debt securities of the Company (“Debt Securities”) or (v) units comprised of Common Stock, Preferred Stock, Debt Securities and Warrants in any combination (“Units”) or (vi) rights to purchase shares of Common Stock or Preferred Stock (“Rights”). The Common Stock, Preferred Stock, Warrants, Debt Securities, Units and Rights are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Common Stock, Preferred Stock, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement. We are providing this letter to express our opinion on the matters set forth in the numbered paragraphs below.

This opinion is furnished to the Company and Pryor Cashman and is provided to supplement the opinion of Pryor Cashman in regards to the Registration Statement (“Pryor Cashman Opinion”). As such, this opinion is intended to supplement the Pryor Cashman Opinion and Pryor Cashman shall be entitled to rely on this opinion for the sole purpose of rendering the Pryor Cashman Opinion. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Pryor Cashman Opinion or the Registration Statement. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

400 SOUTH 4th STREET – THIRD FLOOR – LAS VEGAS - NEVADA - 89101- (702) 7910308 - FAX (702) 7911912

800 SOUTH MEADOWS PARKWAY – SUITE 800 - RENO - NEVADA - 89521 – (775) 851-8700 – FAX (775) 851-7681

April 2, 2019 Page 2 of 3

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

To the extent our opinion set forth in Paragraph 1 below is dependent on the existence and good standing under the laws of the State of Nevada, we have relied exclusively on the Good Standing Certificate dated March 28, 2019. In connection with our opinion expressed in paragraph 2 below, we have assumed that, at or prior to the time of the delivery of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to all the Securities to be issued, and will not have been modified or rescinded.

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance” of Securities:

●	with respect to any of the Securities, (a) the authorization by the Company of the amount, terms and issuance of such Securities (the “Authorization”), and (b) the issuance of such Securities in accordance with the Authorization therefor upon the receipt by the Company of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid therefor in accordance with the Authorization;

●	with respect to Warrants, Debt Securities, Units or Rights, (a) the authorization, execution and delivery by the Company and the other parties thereto of any agreement under which such Securities are to be issued and (b) the establishment of the terms of such Securities, and the execution and delivery of such Securities, in conformity with any applicable agreement under which such Securities are to be issued and applicable law.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

April 2, 2019 Page 3 of 3

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	Upon the Future Authorization and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Authorization and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

4.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.	Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.	Upon the Future Authorization and Issuance of Units, such Units will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act and may not be used, circulated, quoted or relied upon for any other purpose. This opinion is rendered on, as speaks only as of, the date of this letter first written above, is based solely on our understanding of facts in existence as of such date and does not address any potential changes in facts or circumstance that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Holley Driggs Walch
Fine Puzey Stein & Thompson

HOLLEY DRIGGS WALCH
FINE PUZEY STEIN & THOMPSON